Dennis G. Newkirk
                                                         (281) 423-3332

                                                             EXHIBIT 99.1






FOR IMMEDIATE RELEASE


                           NL RETURNS TO PROFITABILITY


HOUSTON, TEXAS -- July 22, 1997 -- NL Industries, Inc. (NYSE:NL) reported net income for the second quarter of 1997 of $2.3 million, or $.04 per share, compared to net income in the second quarter of 1996 of $11.9 million, or $.23 per share. NL reported a net loss in the first half of 1997 of $33.5 million, or $.65 per share, compared to net income in the first half of 1996 of $25.4 million, or $.49 per share on comparable net sales. The 1997 results include a first-quarter $30 million noncash charge, or $.59 per share, related to NL's adoption of the AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities."

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the second quarter of 1997 was $16.8 million, $8.6 million less than the second quarter of 1996, but up $8.1 million over the first quarter of 1997. Kronos' average TiO2 selling prices for the second quarter of 1997 were 3% higher than the first quarter of 1997 and 8% lower than the second quarter of 1996. Selling prices at the end of the second quarter of 1997 were 1% higher than the average for the quarter. Kronos achieved record second quarter sales volumes reflecting continued strong TiO2 demand. Kronos' second quarter and six month sales volumes increased 9% and 14%, respectively, from the year-earlier periods, with higher sales volumes worldwide. Kronos' operating income in the second quarter of 1997 includes a $2.7 million gain related to the sale of surplus assets. The Company expects further increases in its TiO2 selling prices during the second half of 1997.

Rheox's operating income of $12.2 million in the second quarter of 1997 was $1.5 million higher than the year-earlier period due to higher sales volumes and selling prices. Rheox's operating income in the first half of 1997 was $1.9 million higher than the 1996 period, excluding a first-quarter 1996 $2.7 million gain related to the reduction of certain U.S. employee pension benefits.

Corporate expenses, net in the first half of 1997 includes the first-quarter $30 million noncash charge mentioned above.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 productive capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)



                                        Quarters ended   Six months ended
                                           June 30,          June 30,
                                         1996    1997      1996    1997
Net sales
  Kronos                                  $228.3   $214.4  $434.6   $418.8
  Rheox                                     34.9     38.4    69.0     73.5
                                          ------   ------  ------   ------

                                          $263.2   $252.8  $503.6   $492.3
                                          ======   ======  ======   ======

Operating income
  Kronos                                  $ 25.4   $ 16.8  $ 54.9   $ 25.5
  Rheox                                     10.7     12.2    23.1     22.3
                                          ------   ------  ------   ------

    Operating income                        36.1     29.0    78.0     47.8

General corporate income (expense):
  Expenses, net                             (.6)    (4.6)   (2.2)   (37.8)
  Interest expense                        (18.5)   (19.4)  (37.6)   (38.4)
                                         ------   ------  ------   ------

    Income before income taxes              17.0      5.0    36.2   (28.4)

Income tax expense                         (5.1)    (2.7)  (10.8)    (5.1)
                                         ------   ------  ------   ------

    Net income                            $ 11.9   $  2.3  $ 25.4  $(33.5)
                                          ======   ======  ======  ======

Per share of common stock                 $  .23   $  .04  $  .49  $ (.65)
                                          ======   ======  ======  ======

Weighted average common shares
 outstanding                                51.5     51.1    51.5     51.1
                                          ======   ======  ======   ======